EXHIBIT 99.1

Amtech Reports Second Quarter Fiscal 2020 Results

TEMPE, Ariz., May 7, 2020 -- Amtech Systems, Inc. (NASDAQ: ASYS), a manufacturer of capital equipment, including thermal processing and wafer polishing, and related consumables used in fabricating semiconductor devices, such as silicon carbide (SiC) and silicon power chips, electronic assemblies and light-emitting diodes (LEDs), today reported results for its second quarter ended March 31, 2020.

Second Quarter Fiscal 2020 Financial and Operational Highlights from Continuing Operations:

•	Net revenue of $14.5 million
•	Operating loss of $1.0 million
•	Loss from continuing operations, net of tax, of $0.5 million
•	Loss per diluted share from continuing operations of $0.04
•	Customer orders of $20.6 million
•	Unrestricted cash of $49.3 million
•	Cash provided by operations of $1.3 million
•	Repurchase of 366,000 shares of common stock at a total cost of approximately $2.0 million

Mr. Michael Whang, Chief Executive Officer of Amtech, commented, “As COVID-19 developed into a global pandemic throughout the second fiscal quarter, we faced disruptions both to our manufacturing facilities and supply chain. However, due to the extraordinary efforts of our employees and partners, we were able to continue to serve our customers, resulting in revenue for the quarter that was above the high end of our guidance.

"Despite ongoing uncertainties related to near-term demand, we are fortunate to have entered this period with both a resilient business model and strong balance sheet which will allow us to navigate the challenges likely to rise in these uncertain times while supporting the execution of our power semi growth strategy,” concluded Mr. Whang.

GAAP Financial Results

(in millions, except per share amounts)	Q2	Q1	Q2	6 Months	6 Months
	FY 2020	FY 2020	FY 2019	2020	2019
Net revenues	$14.5	$20.7	$20.6	$35.2	$43.9
Gross profit	$5.4	$8.2	$7.9	$13.5	$16.9
Gross margin	37%	40%	38%	38%	39%
Operating (loss) income	$(1.0)	$1.6	$1.2	$0.7	$1.9
Operating margin	-6.7%	7.9%	6.0%	1.9%	4.4%
(Loss) income from continuing operations, net of tax	$(0.5)	$(1.3)	$1.0	$(1.8)	$1.3
Diluted (loss) income per share from continuing operations	$(0.04)	$(0.09)	$0.07	$(0.13)	$0.09

Net revenues decreased 30% both sequentially and from the second quarter of fiscal 2019. Semiconductor revenue in fiscal Q2 2020 decreased primarily due to COVID-19 impacts within China, where our Shanghai facility was affected by the extended Chinese New Year and the phased return to work process and associated production ramp up. Silicon carbide/LED revenue decreased compared to the same prior year period primarily due to delayed shipments at the end of the quarter resulting from COVID-19 state-wide shutdown orders in Pennsylvania.

Gross margin decreased in the second quarter of fiscal 2020 both sequentially and compared to the same prior year period, primarily due to the lower revenue level in the quarter and product mix.  Operating loss was $1.0 million, primarily from lower revenue in the quarter, compared to operating income of $1.6 million in the first quarter of fiscal 2020 and $1.2 million of operating income in the same prior year period. Loss from continuing operations, net of tax, for the second quarter of fiscal 2020 was $0.5 million, or 4 cents per share. This compares to income from continuing operations of $1.0 million, or 7 cents per share, for the second quarter of fiscal 2019 and loss of $1.3 million, or 9 cents per share, in the preceding quarter. The Company recognized a pre-tax loss from the sale of our solar subsidiary, Tempress, of $10.9 million, of which approximately $7.2 million was the recognition of previously recorded accumulated foreign currency translation losses.

Outlook

Our outlook reflects the anticipated ongoing impacts from the COVID-19 pandemic as we understand them today; however, given how fluid the situation is both for our own business as well as for that of our customers and supply chain, we would like to remind investors that actual results may differ materially in the weeks and months ahead. Additionally, the semiconductor equipment industries can be cyclical and inherently impacted by changes in market demand. Operating results can be significantly impacted, positively or negatively, by the timing of orders, system shipments, and the financial results of semiconductor manufacturers.

For our third fiscal quarter ending June 30, 2020, revenues are expected to be in the range of $13.0 to $16.0 million. Gross margin for the quarter ending June 30, 2020 is expected to be in the mid to upper 30% range, with negative operating margin, primarily due to one-time moving costs for PR Hoffman to relocate into their new building and an increase in R&D related to new product development.

A portion of Amtech's results are denominated in Renminbis, a Chinese currency.  The outlook provided in this press release is based on an assumed exchange rate between the United States Dollar and the Renminbi.  Changes in the value of the Renminbi in relation to the United States Dollar could cause actual results to differ from expectations.

Conference Call

Amtech Systems will host a conference call today at 5:00 p.m. ET to discuss our fiscal second quarter financial results.  The call will be available to interested parties by dialing 800-967-7164 or +1 323-794-2094. The Conference ID number is 3182188.  The call will be webcast and  available in the Investor Relations section of Amtech’s website at: http://www.amtechsystems.com/conference.htm.

A replay of the webcast will be available in the Investor Relations section of the company’s web site at http://www.amtechsystems.com/conference.htm shortly after the conclusion of the call and will remain available for approximately 30 calendar days.

About Amtech Systems, Inc.

Amtech Systems, Inc. is a leading, global manufacturer of capital equipment, including thermal processing and wafer polishing, and related consumables used in fabricating semiconductor devices, such as silicon carbide (SiC) and silicon power chips, electronic assemblies and light-emitting diodes (LEDs). We sell these products to semiconductor and automotive component manufacturers worldwide, particularly in Asia, North America and Europe.  Our strategic focus is on semiconductor growth opportunities in power electronics, leveraging our strength in our core competencies in thermal and substrate processing. We are a market leader in the high-end power chip market (SiC and 300mm silicon horizontal thermal reactor), developing and supplying essential equipment and consumables used in the semiconductor industry. Amtech's products are recognized under the leading brand names BTU International, Bruce TechnologiesTM, and PR HoffmanTM.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this press release is forward-looking in nature. All statements in this press release, or made by management of Amtech Systems, Inc. and its subsidiaries ("Amtech"), other than statements of historical fact, are hereby identified as "forward-looking statements" (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995). The forward-looking statements in this press release relate only to events or information as of the date on which the statements are made in this press release.  Examples of forward-looking statements include statements regarding Amtech's future financial results, operating results, business strategies, projected costs, products under development, competitive positions, plans and objectives of Amtech and its management for future operations, efforts to improve operational efficiencies and effectiveness and profitably grow our revenue, the planned divestiture of our solar business, and enhancements to our technologies and expansion of our product portfolio. In some cases, forward-looking statements can be identified by terminology such as "may," "plan," "anticipate," "seek," "will," "expect," "intend," "estimate," "anticipate," "believe," "continue," "predict," "potential," "project," "should," "would," "could", "likely," "future," "target," "forecast," "goal," "observe," and "strategy" or the negative of these terms or other comparable terminology used in this press release or by our management, which are intended to identify such forward-looking statements.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. The Form 10-K that Amtech filed with the Securities and Exchange Commission (the "SEC") for the year-ended September 30, 2019, listed various important factors that could affect the Company's future operating results and financial condition and could cause actual results to differ materially from historical results and expectations based on forward-looking statements made in this document or elsewhere by Amtech or on its behalf.  These factors can be found under the heading "Risk Factors" in the Form 10-K and investors should refer to them.  Because it is not possible to predict or identify all such factors, any such list cannot be considered a complete set of all potential risks or uncertainties.  Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Amtech Systems, Inc.
Lisa D. Gibbs
Chief Financial Officer
(480) 967-5146
irelations@amtechsystems.com
Sapphire Investor Relations, LLC Erica Mannion and Mike Funari (617) 542-6180 irelations@amtechsystems.com

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

May 7, 2020

(Unaudited)

Summary Financial Information for Continuing Operations

(in thousands, except percentages and ratios)

	Three Months Ended			Six Months Ended March 31,
	March 31, 2020	December 31, 2019	March 31, 2019	2020	2019
Amtech Systems, Inc.
Revenues, net of returns and allowances	$14,460	$20,692	$20,633	$35,152	$43,858
Gross profit	$5,358	$8,174	$7,927	$13,532	$16,947
Gross margin	37%	40%	38%	38%	39%
Operating (loss) income	$(972)	$1,637	$1,248	$665	$1,912
New orders	$20,626	$17,625	$19,325	$38,251	$39,938
Backlog	$19,618	$13,444	$21,991	$19,618	$21,991
Semiconductor Segment
Revenues, net of returns and allowances	$11,992	$17,232	$16,053	$29,224	$35,013
Gross profit	$4,413	$7,186	$6,443	$11,599	$13,933
Gross margin	37%	42%	40%	40%	40%
Operating (loss) income	$(18)	$2,722	$1,732	$2,704	$4,477
New orders	$17,019	$15,094	$15,469	$32,113	$31,563
Backlog	$17,799	$12,764	$17,286	$17,799	$17,286
SiC/LED Segment
Revenues, net of returns and allowances	$2,468	$2,817	$3,273	$5,285	$6,256
Gross profit	$945	$979	$1,262	$1,924	$2,486
Gross margin	38%	35%	39%	36%	40%
Operating income	$421	$534	$877	$955	$1,646
New orders	$3,607	$2,531	$3,133	$6,138	$6,877
Backlog	$1,819	$680	$3,311	$1,819	$3,311

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

May 7, 2020

(Unaudited)

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Revenues, net of returns and allowances	$14,460	$20,633	$35,152	$43,858
Cost of sales	9,102	12,706	21,620	26,911
Gross profit	5,358	7,927	13,532	16,947

Selling, general and administrative	5,415	5,793	11,330	12,419
Research, development and engineering	915	713	1,537	1,579
Restructuring charges	—	173	—	1,037
Operating (loss) income	(972)	1,248	665	1,912

Loss on sale of subsidiary	—	—	(2,793)	—
Interest income and other, net	595	96	525	262
(Loss) income from continuing operations before income taxes	(377)	1,344	(1,603)	2,174
Income tax provision	166	332	207	914
(Loss) income from continuing operations, net of tax	(543)	1,012	(1,810)	1,260
Loss from discontinued operations, net of tax	(11,151)	(6,647)	(11,816)	(9,267)
Net loss	$(11,694)	$(5,635)	$(13,626)	$(8,007)

(Loss) Income Per Basic Share:
Basic (loss) income per share from continuing operations	$(0.04)	$0.07	$(0.13)	$0.09
Basic loss per share from discontinued operations	$(0.79)	$(0.47)	$(0.83)	$(0.65)
Net loss per basic share	$(0.83)	$(0.40)	$(0.96)	$(0.56)

(Loss) Income Per Diluted Share:
Diluted (loss) income per share from continuing operations	$(0.04)	$0.07	$(0.13)	$0.09
Diluted loss per share from discontinued operations	$(0.79)	$(0.47)	$(0.83)	$(0.65)
Net loss per diluted share	$(0.83)	$(0.40)	$(0.96)	$(0.56)

Weighted average shares outstanding - basic	14,150	14,228	14,193	14,224
Weighted average shares outstanding - diluted	14,150	14,258	14,193	14,255

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

May 7, 2020

(Unaudited)

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	March 31, 2020	September 30, 2019
Assets
Current Assets
Cash and cash equivalents	$49,268	$52,982
Restricted cash	—	101
Accounts receivable (less allowance for doubtful accounts of $151 and $172 at March 31, 2020, and September 30, 2019, respectively)	11,285	12,873
Inventories	17,332	17,532
Notes and other receivables	1,250	—
Income taxes receivable	240	—
Held-for-sale assets	—	22,755
Other current assets	2,192	2,027
Total current assets	81,567	108,270
Property, Plant and Equipment - Net	10,100	10,217
Intangible Assets - Net	739	870
Goodwill - Net	6,633	6,633
Other Assets	559	487
Total Assets	$99,598	$126,477
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$4,447	$4,371
Accrued compensation and related taxes	1,525	2,717
Accrued warranty expense	398	556
Other accrued liabilities	1,423	1,274
Current maturities of long-term debt	372	371
Contract liabilities	1,532	1,378
Income taxes payable	—	1,434
Held-for-sale liabilities	—	18,547
Total current liabilities	9,697	30,648
Long-Term Debt	4,989	5,178
Long-Term Lease Liability	29	—
Income Taxes Payable	2,726	3,199
Total Liabilities	17,441	39,025
Commitments and Contingencies
Shareholders’ Equity
Preferred stock; 100,000,000 shares authorized; none issued	—	—
Common stock; $0.01 par value; 100,000,000 shares authorized; shares issued and outstanding: 14,041,322 and 14,268,797 at March 31, 2020 and September 30, 2019, respectively	140	143
Additional paid-in capital	124,145	125,098
Accumulated other comprehensive loss	(1,814)	(11,233)
Retained deficit	(40,314)	(26,556)
Total shareholders’ equity	82,157	87,452
Total Liabilities and Shareholders’ Equity	$99,598	$126,477

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

May 7, 2020

(Unaudited)

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended March 31,
	2020	2019
Operating Activities
Net loss	$(13,626)	$(8,007)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	694	888
Write-down of inventory	330	2,794
Deferred income taxes	784	7
Non-cash share-based compensation expense	133	363
Loss on sales of subsidiaries	13,709	—
(Reversal of) provision for allowance for doubtful accounts, net	(32)	1,141
Other, net	4	115
Changes in operating assets and liabilities:
Accounts receivable	1,374	(1,533)
Inventories	(527)	(650)
Other assets	3,667	10,143
Accounts payable	(1,849)	(650)
Accrued income taxes	(2,094)	216
Accrued and other liabilities	(228)	(378)
Contract liabilities	(1,063)	(7,516)
Net cash provided by (used in) operating activities	1,276	(3,067)
Investing Activities
Purchases of property, plant and equipment	(345)	(238)
Net cash disposed of in sales of subsidiaries	(9,940)	—
Net cash used in investing activities	(10,285)	(238)
Financing Activities
Proceeds from the exercise of stock options	779	37
Repurchase of common stock	(2,000)	—
Payments on long-term debt	(194)	(186)
Net cash used in financing activities	(1,415)	(149)
Effect of Exchange Rate Changes on Cash, Cash Equivalents and Restricted Cash	558	(903)
Net Decrease in Cash, Cash Equivalents and Restricted Cash	(9,866)	(4,357)
Cash, Cash Equivalents and Restricted Cash, Beginning of Period*	59,134	62,496
Cash, Cash Equivalents and Restricted Cash, End of Period*	$49,268	$58,139

*	Includes Cash, Cash Equivalents and Restricted Cash that are included in Held-For-Sale Assets on the Condensed Consolidated Balance Sheets for periods prior to January 22, 2020.